Exhibit 99.1

Waterstone Financial, Inc. Announces Termination of Order to Cease and Desist by Regulators.

WAUWATOSA, WI – 7/11/2013 – Waterstone Financial, Inc. (NASDAQ: WSBF) announced today that the Order to Cease and Desist (the "Order") previously issued by its federal banking regulator was terminated effective July 9, 2013.  The Order was issued by the Office of Thrift Supervision in December 2009 and has been terminated by the Board of Governors of the Federal Reserve System.

Doug Gordon, President and Chief Executive Officer of Waterstone Financial, Inc., holding company for WaterStone Bank (the "Bank"), attributes the successful termination of the Order to the employees of the Bank and its wholly owned subsidiary, Waterstone Mortgage Corporation.  "Our teams have worked diligently to improve operations and return to profitability," commented Gordon.  "It is their hard work and dedication that have strengthened our organization."

Waterstone Financial reported net income of $34.9 million for the year ended December 31, 2012 compared to a loss of $7.5 million for the prior year.  The Company reported net income of $4.6 million and $2.2 million for the three months ended March 31, 2013 and 2012 respectively.